Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 286-7392	D’Arcy Rudnay	(215) 286-8582
Michael A. Kelman	(215) 286-3035	John Demming	(215) 286-8011

COMCAST REPORTS SECOND QUARTER 2008 RESULTS

Consolidated Revenue Increased 11%; Pro Forma Growth of 8%

Consolidated Operating Cash Flow Increased 11%; Pro Forma Growth of 8%

Consolidated Operating Income Increased 19%

EPS Increased 11% to $0.21

Free Cash Flow Increased 216% to $1.2 Billion

Repurchased 48 Million Common Shares for $1.0 Billion

Philadelphia, PA – July 30, 2008…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2008. The following table highlights financial results (dollars in millions, except per share amounts):

	2nd Quarter			Six Months

	2008	2007	Growth	2008	2007	Growth
Consolidated
Revenue	$8,553	$7,712	11%	$16,942	$15,100	12%
Operating Cash Flow	$3,351	$3,012	11%	$6,525	$5,775	13%
Operating Income	$1,750	$1,468	19%	$3,305	$2,729	21%
Net Cash Provided by Operating Activities	$2,669	$1,942	37%	$4,928	$3,907	26%
Free Cash Flow	$1,163	$368	216%	$1,865	$810	130%

Net Income	$632	$588	8%	$1,364	$1,425	(4%)
Earnings per Share	$0.21	$0.19	11%	$0.46	$0.45	2%

Adjusted Net Income[1]	$632	$588	8%	$1,220	$1,125	9%
Adjusted Earnings per Share[1]	$0.21	$0.19	11%	$0.41	$0.36	14%

Pro Forma Revenue[2]	$8,553	$7,939	8%	$16,942	$15,541	9%
Pro Forma Operating Cash Flow[2]	$3,351	$3,106	8%	$6,525	$5,951	10%

See notes on page 4

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “We delivered solid results in the second quarter of 2008, highlighting the strength of our businesses even in a challenging economic environment. We continue to manage the business for profitable growth, resulting in healthy revenue, operating cash flow, earning per share, and free cash flow generation. Importantly, we remain very focused on delivering superior products and services to our customers, and continue to aggressively invest in projects to extend our long-term competitive advantage and to improve the customer experience.”

Consolidated Results

Revenue increased 11% in the second quarter of 2008 to $8.6 billion while Operating Cash Flow (as defined in Table 7) increased 11% to $3.4 billion and Operating Income increased 19% to $1.8 billion. This growth was due to solid operating results at Comcast Cable and in the Programming segment, as well as the positive impact of cable acquisitions. For the six months ended June 30, 2008, revenue increased 12% to $16.9 billion, Operating Cash Flow increased 13% to $6.5 billion, and Operating Income increased 21% to $3.3 billion, all compared to the same time period in 2007.

On a pro forma basis2, Consolidated Revenue increased 8% to $8.6 billion in the second quarter of 2008, while Consolidated Operating Cash Flow increased 8% to $3.4 billion. For the six months ended June 30, 2008, pro forma Consolidated Revenue increased 9% and pro forma Consolidated Operating Cash Flow increased 10%.

Net Income in the second quarter of 2008 was $632 million, or $0.21 per share compared to $588 million or $0.19 per share in the prior year. Earnings per Share for the quarter increased 11%. Net income for the six months ended June 30, 2008, decreased 4% from last year to $1.4 billion. Net income in the first half of 2008 and 2007 includes gains from the dissolution of cable partnerships. Excluding these one-time gains in both periods and as reconciled in Table 7-B, Adjusted Earnings per Share for the six months ended June 30, 2008 increased 14% to $0.41 compared to $0.36 in the first six months of 2007.

Net Cash Provided by Operating Activities increased 37% to $2.7 billion in the second quarter of 2008 and increased 26% to $4.9 billion for the six months ended June 30, 2008, due primarily to solid operating results, as well as the positive impact from the Economic Stimulus package in the second quarter.

Free Cash Flow (as defined in Table 7) totaled $1.2 billion in the second quarter of 2008 as compared to $368 million in 2007, a 216% increase. Free Cash Flow for the six months ended June 30, 2008 increased 130% to $1.9 billion. The definition of Free Cash Flow remains unchanged and excludes any impact from the Economic Stimulus package (see Table 4). The increase in Free Cash Flow is due primarily to growth in consolidated Operating Cash Flow and lower capital expenditures. During the second quarter of 2008, consolidated capital expenditures decreased 19% from the prior year to $1.3 billion, or 15.2% of total revenue, reflecting lower spending across all residential categories at Comcast Cable.

Pro Forma Cable Segment Results2

Revenue increased 7% to $8.1 billion for the second quarter of 2008 as compared to $7.6 billion in the second quarter of 2007 reflecting revenue increases across all product lines, except for advertising and pay per view (PPV). The monthly average total revenue per basic subscriber increased 9% from $101 to $110, reflecting an increase in the number of customers taking multiple products. As of June 30, 2008, 20% of subscribers were three-product customers as compared to 12% at the end of last year’s second quarter. For the six months ended June 30, 2008, cable revenue increased 8% to $16.0 billion.

Operating Cash Flow grew 8% to $3.4 billion in the second quarter of 2008 from $3.1 billion in the second quarter of 2007. Operating Cash Flow margin was 41.5%, a slight increase from the 41.3% reported in the second quarter of 2007, reflecting a continued focus on controlling operating expenses, partially offset by investments in marketing and Business Services. Operating Cash Flow increased 8% to $6.5 billion for the six months ended June 30, 2008, reflecting a margin of 40.6%.

Video

•	Basic video subscribers declined 138,000 or 0.6% during the second quarter.

•	Added 320,000 digital cable subscribers during the second quarter – 67% or 16.3 million video subscribers have digital service.

•	7.0 million or 43% of digital cable subscribers have advanced services such as digital video recorders (DVR) and/or high-definition television service (HDTV).

Video revenue increased 3% to $4.7 billion in the second quarter of 2008 from $4.6 billion in 2007. The revenue increase reflects price increases for video services and growth in digital video customers, offset in part by an increasing number of customers in bundles and promotional offers, as well as a decline in basic video customers.

Basic cable subscribers decreased by 138,000 to 24.6 million during the seasonally-weak second quarter. This compares to a 101,000 subscriber decline in the second quarter of 2007. Year to date through June 30, 2008, basic subscribers decreased 195,000.

See notes on page 4

Comcast added 320,000 digital cable customers in the second quarter of 2008, below the 823,000 digital cable customers added in the same period one year ago. This deceleration was anticipated and reflects the significant deployment of digital boxes in the second quarter of 2007 in advance of a July 1st regulatory deadline. Year to date through June 30, 2008, Comcast added 814,000 digital cable customers. PPV revenue decreased 3% in the second quarter of 2008 primarily reflecting the absence of 2 major live events that contributed approximately $33 million to last year’s second quarter. In the six months ended June 30, 2008, PPV revenue grew 9% compared to the same period in 2007.

High-Speed Internet

•	Added 278,000 high-speed Internet subscribers during the second quarter – penetration reached 29% of homes passed or 14.4 million customers.

High-speed Internet revenue increased 10% to $1.8 billion in the second quarter of 2008 from $1.6 billion in 2007 reflecting a 12% increase in subscribers and a 3% decline in average monthly revenue per subscriber to $42.01, reflecting the impact of additional bundling and the recent introduction of new offers and speed tiers.

Phone

•	Added 555,000 Comcast Digital Voice (CDV) customers during the second quarter – penetration reached 12.5% of homes passed or 5.6 million customers.

Phone revenue increased 50% from $425 million to $640 million in the second quarter of 2008, reflecting significant growth in CDV subscribers and a decrease in average revenue per subscriber to $39.48, resulting from an increase in the number of customers receiving service as part of a promotional offer or in a new product package. The increase in CDV revenue was also partially offset by a $64 million or 96% decline in circuit-switched phone revenue as Comcast exits that product offering.

Year to date through June 30, 2008, phone revenue increased 57% from $781 million to $1.2 billion, reflecting significant growth in CDV customers, partially offset by a $133 million decline in circuit-switched phone revenue.

Advertising

Advertising revenue decreased 2% to $399 million in the second quarter of 2008 from $410 million in 2007, reflecting continued softness in the advertising marketplace, particularly in auto and housing-related categories, partially offset by an increase in political advertising. Year to date through June 30, 2008, ad sales increased 2% to $743 million from $732 million, which includes one additional week in the broadcast advertising calendar compared to the first six months of 2007.

Programming Segment Results

Comcast’s Programming segment consists of national programming networks E! Entertainment Television, Style Network, The Golf Channel, VERSUS, and G4.

The Programming segment reported second quarter 2008 revenue of $366 million, a 10% increase from $334 million in 2007, reflecting higher viewership, higher advertising and distribution revenue, as well as strong international revenue growth. Operating Cash Flow increased to $89 million, an increase of 17% from the same period last year.

Year to date through June 30, 2008, Programming segment revenue increased 15% to $729 million from $636 million in the six months ended June 30, 2007. During the same period, Operating Cash Flow increased 44% to $202 million in 2008, reflecting strong revenue growth, as well as the favorable impact of the timing of certain marketing and programming expenses which are expected to be incurred in the second half of the year.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast-Spectacor, Comcast Interactive Media (CIM), and other operations and eliminations between Comcast's businesses. For the second quarter of 2008, Corporate and Other revenue increased to $87 million from $48 million in the second quarter of 2007 due to the strong post-season performance by Comcast-Spectacor’s professional sports teams as well as strong results at CIM from internet advertising, search revenue and the inclusion of Fandango. The Operating Cash Flow loss for the second quarter of 2008 increased to $100 million compared to a loss of $94 million for the same period in 2007.

See notes on page 4

Year to date through June 30, 2008, Corporate and Other revenue increased 45% to $197 million from $136 million in the same period of 2007. Operating Cash Flow loss for Corporate and Other decreased 4% to $181 million for the six months ended June 30, 2008 compared to a loss of $189 million in 2007.

Share Repurchases and Dividends

In the second quarter of 2008, Comcast repurchased 48.1 million of its common shares for $1.0 billion, reducing the number of total shares outstanding by 1.6%. Year to date, Comcast repurchased 101.2 million of its common shares for $2.0 billion. As of June 30, 2008, Comcast had approximately $4.9 billion of availability remaining under its share repurchase authorization, which the company intends to fully utilize by the end of 2009.

Comcast paid a quarterly cash dividend of $185 million on April 30, 2008 and $182 million on July 30, 2008.

2008 Financial Outlook

For 2008, Comcast reaffirms the following previously issued guidance:

•	Consolidated Revenue and Operating Cash Flow growth of 8% to 10%[2]

•	Consolidated Capital Expenditures as a percent of revenue expected to decline to approximately 18%

•	Consolidated Free Cash Flow growth of at least 20% from the $2.3 billion reported in 2007

The outlook above does not reflect the impact of any tax law changes, including the U.S. Government Economic Stimulus package or any future sales or acquisitions of businesses or operating assets (or related tax effects).

Notes:

1

Net income and earnings per share are adjusted for one-time gains, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership in 2007 and the dissolution of the Insight Midwest Partnership in 2008. Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share. Earnings per share amounts are presented on a diluted basis.

2

Pro forma results adjust only for certain cable segment acquisitions and dispositions, including the acquisitions of Comcast SportsNet Bay Area/Comcast SportsNet New England (June 2007), the cable system acquired from Patriot Media (August 2007), and the dissolution of the Insight Midwest Partnership (January 2008). Consolidated and cable pro forma results are presented as if the transactions noted above were effective on January 1, 2007. The net impact of these transactions increased the number of basic cable subscribers by 765,000. Please refer to Table 7-A for a reconciliation of pro forma financial data.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, July 30, 2008 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on July 30, 2008. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 39992756. A telephone replay will begin immediately following the call until Friday, August 1, 2008 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 39992756. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of entertainment, information and communications products and services. With 24.6 million cable customers, 14.4 million high-speed Internet customers, and 5.6 million Comcast Digital Voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, ten Comcast SportsNet networks and Comcast Interactive Media, which develops and operates Comcast's Internet business. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2008	2007	2008	2007
Revenues	$8,553	$7,712	$16,942	$15,100

Operating expenses	3,091	2,754	6,198	5,513
Selling, general and administrative expenses	2,111	1,946	4,219	3,812
	5,202	4,700	10,417	9,325
Operating cash flow	3,351	3,012	6,525	5,775

Depreciation expense	1,371	1,252	2,761	2,477
Amortization expense	230	292	459	569
	1,601	1,544	3,220	3,046
Operating income	1,750	1,468	3,305	2,729

Other income (expense)
Interest expense	(618)	(550)	(1,239)	(1,118)
Investment income (loss), net	(70)	126	9	300
Equity in net (losses) income of affiliates, net	(13)	(16)	(48)	(37)
Other income (expense)	25	1	293	514
	(676)	(439)	(985)	(341)
Income before income taxes and minority interest	1,074	1,029	2,320	2,388

Income tax expense	(455)	(453)	(963)	(979)

Income before minority interest	619	576	1,357	1,409

Minority interest	13	12	7	16

Net income	$632	$588	$1,364	$1,425

Diluted earnings per common share	$0.21	$0.19	$0.46	$0.45

Adjusted earnings per common share (1)	$0.21	$0.19	$0.41	$0.36

Dividends declared per common share	$0.0625	$—	$0.1250	$—

Diluted weighted-average number of common shares	2,970	3,147	2,995	3,155

(1)	Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share.

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(in millions)	June 30, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$1,767	$963
Investments	295	98
Accounts receivable, net	1,665	1,645
Other current assets	920	961
Total current assets	4,647	3,667

Investments	5,366	7,963

Property and equipment, net	23,833	23,624

Franchise rights	59,449	58,077

Goodwill	15,074	14,705

Other intangible assets, net	4,614	4,739

Other noncurrent assets, net	914	642
	$113,897	$113,417

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,027	$3,336
Accrued expenses and other current liabilities	3,173	3,121
Current portion of long-term debt	1,889	1,495
Total current liabilities	8,089	7,952

Long-term debt, less current portion	30,624	29,828

Deferred income taxes	27,292	26,880

Other noncurrent liabilities	7,207	7,167

Minority interest	348	250

Stockholders’ equity	40,337	41,340
	$113,897	$113,417

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in millions)	2008	2007
OPERATING ACTIVITIES
Net cash provided by operating activities	$4,928	$3,907

FINANCING ACTIVITIES
Proceeds from borrowings	2,009	590
Retirements and repayments of debt	(831)	(1,320)
Repurchases of common stock	(1,979)	(1,252)
Dividends paid	(185)	—
Issuances of common stock	42	334
Other	(135)	52
Net cash provided by (used in) financing activities	(1,079)	(1,596)
INVESTING ACTIVITIES
Capital expenditures	(2,731)	(3,058)
Cash paid for software and other intangible assets	(245)	(229)
Acquisitions, net of cash acquired	(331)	(770)
Proceeds from sales of investments	320	1,288
Purchases of investments	(41)	(52)
Proceeds from sales (purchases) of short-term investments	—	56
Other	(17)	43
Net cash provided by (used in) investing activities	(3,045)	(2,722)

Increase (decrease) in cash and cash equivalents	804	(411)

Cash and cash equivalents, beginning of period	963	1,239

Cash and cash equivalents, end of period	$1,767	$828

TABLE 4

Calculation of Free Cash Flow and Unlevered Free Cash Flow

(Unaudited) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$2,669	$1,942	$4,928	$3,907
Capital Expenditures	(1,300)	(1,604)	(2,731)	(3,058)
Cash Paid for Capitalized Software	(88)	(86)	(187)	(174)
Cash Paid for Other Intangible Assets	(31)	(25)	(58)	(55)
Nonoperating and Nonrecurring items, net of tax:
Payment of Tax on Nonoperating Items	228	141	228	190
Impact of Economic Stimulus Package (2)	(315)	—	(315)	—
Free Cash Flow	1,163	368	1,865	810
Cash Paid Interest	408	416	1,116	1,078
Unlevered Free Cash Flow	$1,571	$784	$2,981	$1,888

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow and Unlevered Free Cash Flow.

(2)

Our definition of Free Cash Flow remains unchanged and specifically eliminates any impact from the Economic Stimulus package. For the 2nd quarter 2008, Net Cash Provided by Operating Activities included a $315 million benefit from the Economic Stimulus package. This amount has been excluded from Free Cash Flow to provide an appropriate comparison.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(dollars in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended June 30, 2008
Revenues	$8,100	$366	$87	$8,553
Operating Cash Flow	$3,362	$89	($100)	$3,351
Operating Income (Loss)	$1,825	$44	($119)	$1,750
Operating Cash Flow Margin	41.5%	24.2%	NM	39.2%
Capital Expenditures (3)	$1,254	$6	$40	$1,300

Three Months Ended June 30, 2007
Revenues	$7,557	$334	$48	$7,939
Operating Cash Flow	$3,124	$75	($93)	$3,106
Operating Income (Loss)	$1,614	$29	($119)	$1,524
Operating Cash Flow Margin	41.3%	22.7%	NM	39.1%
Capital Expenditures (3)	$1,615	$10	$8	$1,633

Six Months Ended June 30, 2008
Revenues	$16,016	$729	$197	$16,942
Operating Cash Flow	$6,504	$202	($181)	$6,525
Operating Income (Loss)	$3,419	$103	($217)	$3,305
Operating Cash Flow Margin	40.6%	27.7%	NM	38.5%
Capital Expenditures (3)	$2,609	$10	$112	$2,731

Six Months Ended June 30, 2007
Revenues	$14,769	$636	$136	$15,541
Operating Cash Flow	$6,000	$140	($189)	$5,951
Operating Income (Loss)	$3,013	$47	($230)	$2,830
Operating Cash Flow Margin	40.6%	22.0%	NM	38.3%
Capital Expenditures (3)	$3,095	$14	$15	$3,124

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, in accordance with generally accepted accounting principles in the United States (GAAP), is available in the Company’s Quarterly Report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS and G4.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	2Q08	2Q07	YTD 2Q08	YTD 2Q07
Growth
Customer Premise Equipment (CPE)	$687	$804	$1,506	$1,555
Scalable Infrastructure	55	113	114	221
Line Extensions	52	100	100	188
Support Capital	57	110	111	180
Upgrades (Capacity Expansion)	25	27	45	49
Business Services	48	21	99	38
	924	1,175	1,975	2,231
Maintenance
CPE (Drop Replacements)	73	77	132	144
Scalable Infrastructure	115	151	217	326
Support Capital	58	99	101	162
Upgrades	58	90	118	199
	304	417	568	831

Discretionary	26	23	66	33
Total	$1,254	$1,615	$2,609	$3,095

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including network improvements. Business Services includes fiber/coax extension, electronics, CPE and costs to secure new customers.

Management evaluates capital expenditures by categorizing investments into three groups: Growth, Maintenance and Discretionary. Growth is directly tied to revenue generation and represents the costs required to secure new customers, revenue units or additional bandwidth revenues. Maintenance includes investments that allow the company to maintain its competitive position and provide a foundation for growth. Discretionary includes investments that lay the groundwork for future products and services, such as our investments in interactive advertising, cross-platform product development or switched digital video.

TABLE 6

Pro Forma Data—Cable Segment Components

(Unaudited) (1) (2)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per subscriber data)	2008	2007	2008	2007
Revenues:
Video (3)	$4,726	$4,597	$9,432	$9,088
High-speed Internet	1,792	1,632	3,542	3,201
Phone	640	425	1,227	781
Advertising	399	410	743	732
Other (4)	316	281	621	549
Franchise fees	227	212	451	418

Total Revenues *	$8,100	$7,557	$16,016	$14,769

Operating Cash Flow	$3,362	$3,124	$6,504	$6,000
Operating Income	$1,825	$1,614	$3,419	$3,013
Operating Cash Flow Margin	41.5%	41.3%	40.6%	40.6%
Capital Expenditures	$1,254	$1,615	$2,609	$3,095

*	Total Revenues include revenue from Business Services of $131 million in 2Q08 and $95 million in 2Q07, and $251 million in YTD 2008 and $182 million in YTD 2007.

	2Q08	1Q08	2Q07
Video
Homes Passed (000’s)	50,096	49,902	49,232
Basic Subscribers (000’s)	24,553	24,691	24,904
Basic Penetration	49.0%	49.5%	50.6%
Quarterly Net Basic Subscriber Additions (000’s)	(138)	(57)	(101)

Digital Subscribers (000’s)	16,335	16,015	14,489
Digital Penetration	66.5%	64.9%	58.2%
Quarterly Net Digital Subscriber Additions (000’s)	320	494	823
Digital Set-Top Boxes	26,345	25,856	23,185
Monthly Average Video Revenue per Basic Subscriber	$63.98	$63.46	$61.40

High-Speed Internet
“Available” Homes (000’s)	49,548	49,548	48,767
Subscribers (000’s)	14,357	14,078	12,771
Penetration of “Available” Homes	28.9%	28.4%	26.2%
Quarterly Net Subscriber Additions (000’s)	278	492	339
Monthly Average Revenue per Subscriber	$42.01	$42.18	$43.19

Phone
Comcast Digital Voice
“Available” Homes (000’s)	45,143	44,082	38,873
Subscribers (000’s)	5,643	5,088	3,150
Penetration of “Available” Homes	12.5%	11.5%	8.1%
Quarterly Net Subscriber Additions (000’s)	555	639	692
Monthly Average Revenue per Subscriber	$39.48	$40.24	$42.66

Circuit Switched Phone
“Available” Homes (000’s)	2,000	5,029	8,995
Subscribers (000’s)	10	66	443
Penetration of “Available” Homes	0.5%	1.3%	4.9%
Quarterly Net Subscriber Additions (000’s)	(56)	(110)	(117)
Monthly Average Revenue per Subscriber	$36.64	$40.61	$44.38

Total Revenue Generating Units (000’s) (5)	60,899	59,939	55,756
Total Quarterly Net Additions (000’s)	960	1,458	1,636

Total Monthly Average Revenue per Basic Subscriber	$109.66	$106.74	$100.94

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of Comcast SportsNet Bay Area and Comcast SportsNet New England acquired on June 30, 2007, the cable system acquired from Patriot Media Holdings, LLC on August 31, 2007, and the cable systems resulting from the dissolution of the Insight Midwest Partnership on January 1, 2008. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2007. The net impact of these transactions was an increase of 765,000 basic cable subscribers.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include regional sports programming networks, residential video installation revenues, guide revenues, commissions from electronic retailing, other product offerings and revenues of our digital media center.

(5)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow and Unlevered Free Cash Flow are additional performance measures used as indicators of our ability to service and repay debt, make investments and return capital to investors, through stock repurchases and dividends. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this financial measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and adjusted for any payments related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies). Unlevered Free Cash Flow is Free Cash Flow before cash paid interest. We believe that Free Cash Flow and Unlevered Free Cash Flow are also useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow and Unlevered Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present “adjusted” data, to exclude certain gains, losses or other charges, net of tax (such as from the sales of investments or dispositions of businesses). This “adjusted” data is a non-GAAP financial measure. We believe, among other things, that the “adjusted” data may help investors evaluate our ongoing operations and can assist in making meaningful period-over-period comparisons.

Non-GAAP financial measures should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow and Unlevered Free Cash Flow in Table 4, Pro Forma in Table 7-A and Adjusted Data in Table 7-B.

TABLE 7-A

Reconciliation of GAAP to Pro Forma (1) Financial Data by Business Segment

(Unaudited)

	GAAP				Cable		Total
(in millions)	Cable	Programming	Corporate, Other and Eliminations	Total	Pro Forma Adjustments (1) (2)	Pro Forma Cable	Pro Forma Adjustments (1) (2)	Total Pro Forma
Three Months Ended June 30, 2008
Revenue	$8,100	$366	$87	$8,553	$—	$8,100	$—	$8,553

Operating Expenses (excluding depreciation and amortization)	4,738	277	187	5,202	—	4,738	—	5,202
Operating Cash Flow	$3,362	$89	($100)	$3,351	$—	$3,362	$—	$3,351
Depreciation and Amortization	1,537	45	19	1,601	—	1,537	—	1,601
Operating Income (Loss)	$1,825	$44	($119)	$1,750	$—	$1,825	$—	$1,750

Capital Expenditures	$1,254	$6	$40	$1,300	$—	$1,254	$—	$1,300

Three Months Ended June 30, 2007
Revenue	$7,330	$334	$48	$7,712	$227	$7,557	$227	$7,939

Operating Expenses (excluding depreciation and amortization)	4,299	259	142	4,700	134	4,433	133	4,833
Operating Cash Flow	$3,031	$75	($94)	$3,012	$93	$3,124	$94	$3,106
Depreciation and Amortization	1,471	46	27	1,544	39	1,510	38	1,582
Operating Income (Loss)	$1,560	$29	($121)	$1,468	$54	$1,614	$56	$1,524

Capital Expenditures	$1,586	$10	$8	$1,604	$29	$1,615	$29	$1,633

Six Months Ended June 30, 2008
Revenue	$16,016	$729	$197	$16,942	$0	$16,016	$0	$16,942

Operating Expenses (excluding depreciation and amortization)	9,512	527	378	10,417	—	9,512	—	10,417
Operating Cash Flow	$6,504	$202	($181)	$6,525	$0	$6,504	$0	$6,525
Depreciation and Amortization	3,085	99	36	3,220	—	3,085	—	3,220
Operating Income (Loss)	$3,419	$103	($217)	$3,305	$0	$3,419	$0	$3,305

Capital Expenditures	$2,609	$10	$112	$2,731	$0	$2,609	$0	$2,731

Six Months Ended June 30, 2007
Revenue	$14,328	$636	$136	$15,100	$441	$14,769	$441	$15,541

Operating Expenses (excluding depreciation and amortization)	8,504	496	325	9,325	265	8,769	265	9,590
Operating Cash Flow	$5,824	$140	($189)	$5,775	$176	$6,000	$176	$5,951
Depreciation and Amortization	2,911	93	42	3,046	76	2,987	75	3,121
Operating Income (Loss)	$2,913	$47	($231)	$2,729	$100	$3,013	$101	$2,830

Capital Expenditures	$3,029	$14	$15	$3,058	$66	$3,095	$66	$3,124

(1)

Pro forma data is adjusted only for timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2007. Minor differences may exist due to rounding.

(2)

Total Pro Forma adjustments and Cable Pro Forma adjustments for 2007 include the results of Comcast SportsNet Bay Area and Comcast SportsNet New England, the cable system acquired from Patriot Media Holdings, LLC and the cable systems resulting from the dissolution of the Insight Midwest Partnership.

TABLE 7-B

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended June 30,
(in millions, except per share data)	2008		2007		2008 vs. 2007 Growth (%)
	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income	$632	$0.21	$588	$0.19	8%	11%
Adjustments	—	—	—	—	—	—
Adjusted Net Income	$632	$0.21	$588	$0.19	8%	11%

	Six Months Ended June 30,
	2008		2007		2008 vs. 2007 Growth (%)
	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income	$1,364	$0.46	$1,425	$0.45	(4%)	2%
Adjustments:
Gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax (2)	—	—	(300)	(0.09)	NM	NM
Gain related to the dissolution of the Insight Midwest partnership, net of tax (3)	(144)	(0.05)	—	—	NM	NM
Adjusted Net Income	$1,220	$0.41	$1,125	$0.36	9%	14%

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	2007 Net Income includes a one-time gain, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership.

(3)	2008 Net Income includes a one-time gain, net of tax, related to the dissolution of the Insight Midwest Partnership.